American CareSource Announces Financial Results for Third Quarter 2012

DALLAS, November 8, 2012 - American CareSource Holdings (NASDAQ: ANCI), the leading national network of ancillary healthcare providers, today reported revenue of $8.2 million for the third quarter of 2012, compared to $11.5 million for the same period in 2011. Net loss for the quarter was $1.1 million compared to a net loss of $6.5 million for the prior-year period.
Results from the prior-year period included a non-cash goodwill impairment charge of $2.9 million (net of an income tax benefit of $1.5 million) and a non-cash valuation allowance against its deferred tax assets of $2.9 million. Excluding the non-cash goodwill impairment charge and the deferred tax valuation allowance, the net loss for the three months ended September 30, 2011, was $781,000.
The Company ended the quarter with $10.3 million of cash and cash equivalents.
During the quarter, the Company made two key appointments: M. Cornelia Outten was named vice president of strategic development and Ryan P. Hensley was named director of performance management. The appointments were made to realign the Company's leadership team with its strategic objectives and priorities. In their new roles, Ms. Outten will focus on the development of new products and strategies around our network of service providers, and Mr. Hensley will analyze internal and external strategic opportunities.
Kenn S. George, CEO and Chairman of the Board, stated, “As we continue to experience expected declines in legacy accounts, the ACS management team has been moving decisively to realign the business with clients' evolving needs.  We have strengthened our product development, performance management and analytics functions to ensure that our resources, systems and employees share a common focus: connecting the value of our provider network to the needs of the marketplace. The result of our efforts will be a more relevant product portfolio and a more diversified set of revenue streams we believe will begin to be seen in 2013.”

Net Revenue
Net revenue was $8.2 million for the third quarter of 2012 compared to $11.5 million in the same period in 2011. Non-legacy accounts (those added in 2010-2012) grew 5.5 percent and contributed $3.3 million compared to $3.2 million in the third quarter of 2011. In addition, the non-legacy accounts grew 9.2 percent in the nine months ended September 30, 2012, compared to the same period in 2011. The revenue growth from the group of clients is due to the addition of employer groups that were not previously utilizing our network and the implementation of four new clients during 2012. Those clients contributed incremental revenue of $133,000 and $163,000 during the three and nine months ended September 30, 2012.
For the three months ended September 30, 2012, revenue from ACS' two significant legacy accounts declined by a combined $3.3 million, or 51 percent, compared to the same period in 2011, due to factors described previously by the company. Revenue and claims volume from the larger of the two legacy clients was negatively impacted by issues related to its recent change in technology platforms, in addition to attrition in its own client base and a decline in laboratory service claims volume. Revenue from the other significant legacy account was negatively impacted by its continued transition related to a business combination. An additional client, which was implemented in early 2009, exited the health insurance business in 2011 and generated nominal revenue in the third quarter of 2012 compared to $544,000 in the third quarter last year.
Claims Volumes
ACS billed 37,000 claims during the third quarter of 2012, a decrease from the 61,000 claims it billed during the same period last year. The lower claims volume was primarily the result of the decline in claims volume from the company's two significant legacy clients. Sequentially, claims volume in the third quarter of 2012 declined 11.9 percent compared to the second quarter of 2012 due to the same factors.
Following are claims volumes for the periods presented:

(Claim amounts in 000's)	Q3 2012	Q2 2012	Q3 2011
Claims:
Processed	46	53	73
Billed	37	42	61

Contribution Margin
Contribution margin for the third quarter of 2012 increased to 9.8 percent, compared to 6.3 percent reported during the third quarter of 2011. The increase in contribution margin was primarily the result of the decline in provider payments as a percent of revenue, from 79.1 percent in the third quarter of 2011 to 74.7 percent in the same period this year. The improvement in margin on provider payments is the result of the change in mix of clients generating revenue and claims volume. One of the company's significant clients historically carried a lower margin relative to other clients; the client contributed 8.6 percent of the company's revenue in the third quarter of 2012 compared to 22.1 percent in the same period last year. In addition, contribution margin benefited from a positive shift in mix toward higher-margin service categories, such as laboratory services, infusion services, durable medical equipment and surgery centers.
Following is a comparison of statement of operations components as a percent of net revenue:

	Q3 2012	Q2 2012	Q3 2011
Provider payments	74.7%	74.0%	79.1%
Administrative fees	4.2%	4.4%	5.4%
Claims administration and provider development	11.3%	11.1%	9.2%
Total cost of revenues	90.2%	89.5%	93.7%

Selling, General and Administrative Expenses (SG&A)
SG&A for the third quarter of 2012 decreased to $1.65 million from $1.71 million in the same period last year. Excluding the impact of a $263,000 restructuring charge, SG&A was $1.45 million in the third quarter of 2011. The increase, excluding the prior year restructuring charge, was primarily the result of ongoing sales and marketing investments made earlier in 2012 and consulting costs incurred during the third quarter related to strategic initiatives and the review of the organization's structure and alignment. Those costs were offset by a decline in headcount in ACS' administrative functions and were a reflection of previously implemented cost control measures.
SG&A was 20.2 percent of revenues in the third quarter of 2012, compared to 14.9 percent in the third quarter of 2011. The increase is the direct result of the decline in revenues as compared to the third quarter of last year.

Adjusted EBITDA
Adjusted EBITDA for the third quarter of 2012 was a loss of $705,000, compared to a loss of $485,000 reported in the prior-year period.
Adjusted EBITDA is defined as net loss excluding the impact of income taxes, depreciation and amortization, non-cash stock-based compensation expense, goodwill impairment charge, amortization of long-term client agreements, restructuring charges and other non-cash charges. Adjusted EBITDA should be considered in addition to, but not in lieu of, net income or loss reported under generally accepted accounting principles (GAAP).
A reconciliation of adjusted EBITDA to net loss is provided in the tables accompanying this release.
Financial Liquidity
Total cash and cash equivalents at September 30, 2012 were $10.3 million, compared to $11.3 million reported at December 31, 2011, and compared to $10.6 million reported at June 30, 2012. In addition to the operating loss incurred during the nine months ended September 30, 2012, the decrease in cash and cash equivalents includes capital expenditures of $402,000.
The company was debt-free as of September 30, 2012.
About American CareSource Holdings, Inc.
American CareSource Holdings is the first national, publicly traded ancillary care network services company. The company offers a comprehensive national network of more than 4,900 ancillary service providers at more than 34,000 sites through its subsidiary, Ancillary Care Services. ACS provides ancillary healthcare services through its network that offers cost-effective alternatives to physician and hospital-based services. These providers offer services in 30 categories including laboratories, dialysis centers, free-standing diagnostic imaging centers, infusion centers, long-term acute care centers, home-health services and non-hospital surgery centers, as well as durable medical equipment. The company's ancillary network and management provide a complete outsourced solution for a wide variety of healthcare payors and plan sponsors including self-insured employers, indemnity insurers, PPOs, HMOs, third-party administrators and both federal and local governments. For additional information, please visit www.anci-care.com.

ANCI-F

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:
Any statements that are not historical facts contained in this release, including with respect to the company's plans, objectives and expectations for future operations, projections of the company's future operating results or financial condition, and expectations regarding the healthcare industry and economic conditions, are forward-looking statements. Substantial risks and uncertainties could cause actual results to differ materially from those indicated by such forward-looking statements, including, but not limited to, the company's dependence upon its two largest clients and recent declines in their business, the company's inability to attract or maintain providers or clients or achieve its financial results, changes in national healthcare policy, federal or state regulation, and/or rates of reimbursement including without limitation the impact of the Patient Protection and Affordable Care Act, Health Care and Educational Affordability Reconciliation Act and medical loss ratio regulations, general economic conditions (including the recent economic downturns and increases in unemployment), lower than anticipated demand for ancillary services, pricing, market acceptance/preference, the company's ability to integrate with its clients, consolidation in the industry that affect the company's key clients, changes in the business decisions by significant clients, term expirations of contracts with significant clients, possible termination of relationship with significant clients, increased competition, decisions by service providers in the company's network to terminate their agreements with ACS, the company's inability to manage growth, implementation and performance difficulties, and other risk factors detailed from time to time in the company's periodic filings with the Securities and Exchange Commission. Except as otherwise required by law, the company undertakes no obligation to update or revise these forward-looking statements.
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Investor Relations Contact:
Matthew D. Thompson
Chief Financial Officer
mthompson@anci-care.com
phone (972) 308-6830

AMERICAN CARESOURCE HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(amounts in thousands except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2012	2011	2012	2011

Net Revenues	$8,186	$11,496	$25,802	$35,881

Cost of revenues:
Provider payments	6,119	9,091	18,992	27,715
Administrative fees	340	616	1,168	1,791
Claims administration and provider development	922	1,067	2,865	3,446
Total cost of revenues	7,381	10,774	23,025	32,952

Contribution margin	805	722	2,777	2,929

Selling, general and administrative expenses	1,654	1,711	4,549	4,726
Goodwill impairment charge	—	4,361	—	4,361
Depreciation and amortization	222	204	662	585
Total operating expenses	1,876	6,276	5,211	9,672

Loss before income taxes	(1,071)	(5,554)	(2,434)	(6,743)
Income tax provision (benefit)	4	969	28	647
Net loss	$(1,075)	$(6,523)	$(2,462)	$(7,390)

Loss per basic and diluted common share	$(0.19)	$(1.15)	$(0.43)	$(1.31)
Basic and diluted weighted average common shares outstanding	5,711	5,670	5,706	5,659

Reconciliation of non-GAAP financial measures to reported GAAP financial measures:

	Three months ended		Nine months ended
	September 30,		September 30,
	2012	2011	2012	2011

Net loss	$(1,075)	$(6,523)	$(2,462)	$(7,390)
Income tax provision (benefit)	4	969	28	647
Depreciation and amortization	222	204	662	585
Other	(6)	(8)	(15)	(32)
EBITDA	(855)	(5,358)	(1,787)	(6,190)
Non-cash stock-based compensation expense	81	187	333	632
Goodwill impairment charge	—	4,361	—	4,361
Amortization of long-term client agreement	62	62	187	187
Restructuring costs (included in selling, general and administrative expenses)	7	263	77	263
Client administration fee expense related to warrants	—	—	—	67
EBITDA, as adjusted	$(705)	$(485)	$(1,190)	$(680)

AMERICAN CARESOURCE HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(amounts in thousands)

	September 30, 2012
	(unaudited)	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$10,295	$11,315
Accounts receivable, net	2,620	4,317
Prepaid expenses and other current assets	387	565
Total current assets	13,302	16,197

Property and equipment, net	1,665	1,829

Other assets:
Other non-current assets	239	242
Intangible assets, net	800	896
TOTAL ASSETS	$16,006	$19,164

LIABILITIES and STOCKHOLDERS' EQUITY

Current liabilities:
Due to service providers	$2,575	$3,678
Accounts payable and accrued liabilities	1,288	1,237
Total current liabilities	3,863	4,915

EQUITY
Common stock	57	57
Additional paid-in capital	22,770	22,414
Accumulated deficit	(10,684)	(8,222)
	12,143	14,249
TOTAL LIABILITIES AND EQUITY	$16,006	$19,164

AMERICAN CARESOURCE HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(amounts in thousands)

	Year ended
	September 30,
	2012	2011
Cash flows from operating activities:
Net loss	$(2,462)	$(7,390)
Adjustments to reconcile net loss to net cash used in operations:
Non-cash stock-based compensation expense	333	632
Depreciation and amortization	662	585
Goodwill impairment charge	—	4,361
Amortization of long-term client agreement	187	187
Client administration fee expense related to warrants	—	67
Deferred income taxes	3	615
Changes in operating assets and liabilities:
Accounts receivable	1,697	1,730
Prepaid expenses and other assets	—	(81)
Accounts payable and accrued liabilities	73	76
Due to service providers	(1,103)	(3,662)
Net cash used in operating activities	(610)	(2,880)

Cash flows from investing activities:
Investment in software development costs	(302)	(513)
Investment in property and equipment	(100)	(58)
Net cash used in investing activities	(402)	(571)

Cash flows from financing activities:
Payment of income tax withholdings on net exercise of equity incentives	(8)	—
Net cash used in financing activities	(8)	—

Net decrease in cash and cash equivalents	(1,020)	(3,451)
Cash and cash equivalents at beginning of period	11,315	14,512

Cash and cash equivalents at end of period	$10,295	$11,061

Supplemental cash flow information:
Cash paid for taxes, net of refunds received	$49	$65

Supplemental non-cash financing activity:
Income tax withholdings on conversion of equity incentives	$—	$37
Accrued bonus paid with equity incentives	$23	$—